Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into this the 9th day of March, 2007, by and between TRIMERIS, INC., a Delaware corporation (the "Company"), and DANI P. BOLOGNESI ("Executive").

W I T N E S S E T H:

WHEREAS, Executive and the Company deem it to be in their respective best interests to enter into an agreement providing for the Company's continuing employment of Executive pursuant to the terms herein stated;

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

1. Effective Date. Executive's employment under this Agreement shall be effective as of the 9th day of March, 2007, which date shall be referred to herein as the "Effective Date." The parties agree that this Agreement fully replaces the prior employment agreements covering Executive.

2. Position and Duties.

(a) This Agreement reflects the Company's promotion of Executive to the position of Chief Executive Officer, effective as of November 14, 2006, and his continuing service as Chief Scientific Officer and Vice Chairman, in which positions he shall serve for the "Term of Employment" (as herein defined below). In this capacity, Executive shall devote his full business time, efforts and attention to the performance of his duties, subject to (b) below. Executive shall have the duties, responsibilities and authority customarily incident to such offices and positions and to such other services commensurate with such positions as may be agreed to by Executive and the Board of Directors of the Company (the "Board"), which may include services as a director or executive officer for one or more subsidiaries or affiliates of the Company. The Company intends that Executive shall continue to be a member of the Board. Executive shall in his capacity as an employee and officer of the Company be responsible to and obey the reasonable and lawful directives of the Board consistent with this Agreement and shall report directly to the Board.

(b) Executive shall devote his full time and attention to such duties, except for sick leave, reasonable vacations, and excused leaves of absences as more particularly provided herein, provided that so long as this does not interfere to any substantial extent with Executive's duties, Executive may manage his personal investments, be involved in charitable and professional activities and, with the consent of the Board, serve on for profit boards and advisory committees (which consent has been granted for continued service as a member of the board of directors for the entity on whose board Executive serves on the Effective Date), provided that nothing in this Section 2(b) shall override Executive's obligations in Section 7 hereof.

3. Compensation.

(a) Base Salary. The Company shall pay to Executive during the Term of Employment a rate of not less than Four Hundred Ninety Thousand dollars ($490,000) per year, and agrees that such salary shall be reviewed at least annually, beginning with a review in February 2007. Such salary shall be subject to discretionary annual increases as determined by the Compensation Committee of the Board of Directors. Such salary shall be payable monthly and in accordance with the Company's normal payroll procedures. (Executive's annual salary, as set forth above or as it may be increased from time to time as set forth herein, shall be referred to hereinafter as "Base Salary"). As of the first paydate following execution of this Agreement, the Company shall pay Executive an additional amount to reflect the difference between the foregoing salary and his rate of salary between November 14, 2006 and the Effective Date. At no time during the Term of Employment shall Executive's Base Salary be decreased from the amount of Base Salary then in effect.

(b) Performance Bonus. In addition to the compensation otherwise payable to Executive pursuant to this Agreement, Executive shall be eligible to receive an annual bonus ("Bonus"). The anticipated Bonus (the "Target Bonus") will equal fifty percent (50%) of Executive's Base Salary, provided that no Bonus is due if performance is below a specified minimum level of achievement and that the range for Bonuses after such minimum will be from fifty percent (50%) to one hundred and fifty percent (150%) of the Target Bonus pursuant to performance criteria developed by the Board, which shall be established by the Company for its senior executive officers and which shall provide for bonus compensation to be payable based upon the financial and other performance of the Company and Executive.

(c) Restricted Common Stock. The Compensation Committee has agreed to award the Executive fifty thousand shares of restricted common stock of the Company (the "Restricted Shares"), contingent on Executive's executing this Agreement, with the date of grant as soon as practicable after the Effective Date. The Restricted Shares will be subject to the terms and conditions of the Trimeris, Inc. Amended and Restated Stock Incentive Plan (the "Stock Incentive Plan") and the provisions of a Restricted Stock Agreement reflecting the grant. The Restricted Shares will be unvested and forfeitable until the third anniversary of their date of grant, as of which future date, assuming continued employment to that point, the shares will fully vest and be nonforfeitable. Vesting will fully accelerate immediately prior to (and subject to) or in connection with the completion of a Change in Control. If Executive's employment ends for any reason while any shares are unvested under these provisions (and do not vest under the preceding sentence), those unvested shares will be immediately forfeited, unless the Compensation Committee provides otherwise.

For purposes of this Agreement a "Change in Control" shall mean an event as a result of which: (I) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company; (II) the Company consolidates with, or merges with or into another corporation or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any corporation consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which the outstanding voting stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (A) the outstanding voting stock of the Company is changed into or exchanged for (x) voting stock of the surviving or transferee corporation or (y) cash, securities (whether or not including voting stock) or other property, and (B) the holders of the voting stock of the Company immediately prior to such transaction own, directly or indirectly, not less than 50% of the voting power of the voting stock of the surviving corporation immediately after such transaction; or (III) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of the Company (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of the Company then in office; or (IV) the Company is liquidated or dissolved or adopts a plan of liquidation, provided, however, that a Change in Control shall not include any going private or leveraged buy-out transaction which is sponsored by Executive or in which Executive acquires an equity interest materially in excess of his equity interest in the Company immediately prior to such transaction (each of the events described in (I), (II), (III) or (IV) above, except as provided otherwise by the preceding clause being referred to herein as a "Change in Control").

4. Benefits During the Term of Employment.

(a) Executive shall be eligible to participate in any life, health and long-term disability insurance programs, pension and retirement programs, stock option and other incentive compensation programs, and other fringe benefit programs made available to senior executive employees of the Company from time to time (subject, in the case of life, health and long-term disability insurance programs, to his qualifying under the terms of the insurance coverage), at a level commensurate with his position, and Executive shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Company's Board of Directors. The Company shall maintain and shall require any successor to maintain health coverage that covers Executive while employed and after ceasing to be employed (other than on a termination for Cause), converting after employment ends to supplementary coverage with respect to Medicare or other comparable program or any other coverage provided by a subsequent employer or business relationship. Executive shall be provided with financial planning and tax preparation to an annual maximum of $10,000 (including within such limit a gross-up for any taxes he may incur on the payment for such services), with respect to any year or partial year of employment (such that the Company will, for example, pay for or towards the completion of the income tax returns that pertain to periods of employment even if the year of employment is not completed or the return is due after employment ends).

(b) Executive shall be allowed five (5) weeks of vacation with pay and leaves of absence with pay on the same basis as other senior executive employees of the Company.

(c) The Company shall reimburse Executive for reasonable business expenses incurred in performing Executive's duties and promoting the business of the Company, including, but not limited to, reasonable entertainment expenses, travel and lodging expenses, following presentation of documentation in accordance with the Company's business expense reimbursement policies.

(d) Retention Incentive Payment. If Executive remains employed on the second anniversary of the Effective Date and his employment ends thereafter for any reason other than Cause, the Company shall pay him a lump sum payment, as soon after his employment ends as is practicable, in an amount equal to the then current Target Bonus, as defined in this Agreement and two times the Executive's Base Salary, with the bonus and salary measured as of the second anniversary. Executive shall not be entitled to this payment if his employment ends, for any reason, before the second anniversary of the Effective Date.

5. Term; Termination of Employment.

As used herein, the phrase "Term of Employment" shall mean the period ending on March 9, 2010 (the "Expiration Date"); provided, however, that as of (i) the Expiration Date and (ii) if applicable, the end of any Renewal Period (as defined below), the Term of Employment shall automatically be extended for a two (2) year period (each a "Renewal Period") unless either the Company or Executive provides sixty (60) days' prior written notice to the contrary. A notice of nonrenewal by the Company shall be treated as a termination without Cause by the Company as of the end of the then Term of Employment or such earlier date as elected by the Executive. Notwithstanding the foregoing, the Term of Employment shall expire on the first to occur of the following:

(a) Termination by the Company.

(i) Notwithstanding anything to the contrary in this Agreement, whether express or implied, the Company may, at any time, terminate Executive's employment for any or no reason by giving Executive written notice of the effective date of termination. Nothing in this section prevents the Company from removing Executive from service during the period, if any, between notice and effectiveness. To the extent that the Company provides less than sixty days' notice of a termination without Cause, the Company will promptly pay an amount equal to the Base Salary for the period between the effective date of the notice and the sixtieth (60th) day (the "Full Notice Date") after the date notice is provided.

(ii) "Cause" shall mean:

(I) fraud, misappropriation, embezzlement, or other act of material misconduct against the Company or any of its affiliates;

(II) substantial and willful failure to perform specific and lawful written directives of the Board;

(III) willful and knowing violation of any rules or regulations of any governmental or regulatory body that is materially injurious to the financial condition of the Company;

(IV) conviction of or plea of guilty or nolo contendere to a felony; or

(V) a material breach of the terms and conditions of this Agreement.

provided, however, that with regard to subclauses (II) and (V) above, Executive may not be terminated for Cause unless and until the Board has given him reasonable written notice of their intended actions and specifically describing the alleged events, activities or omissions giving rise thereto and with respect to those events, activities or omissions for which a cure is possible, thirty (30) days to cure such breach; and provided further, however, that for purposes of determining whether any such Cause is present, no act or failure to act by Executive shall be considered "willful" if done or omitted to be done by Executive in good faith and in the reasonable belief that such act or omission was in the best interest of the Company and/or required by applicable law.

(iii) "Disability" shall mean that as a result of Executive's incapacity due to physical or mental illness (as determined in good faith by a physician acceptable to the Company and Executive), Executive shall have been absent from the full-time performance of his duties with the Company for 120 consecutive days during any twelve (12) month period or if a physician acceptable to the Company and Executive advises the Company that it is likely that Executive will be unable to return to the full-time performance of his duties for 120 consecutive days during the succeeding twelve (12) month period.

(b) Termination by Executive.

(i) Notwithstanding anything to the contrary in this Agreement, whether express or implied, the Executive may terminate his employment with the Company at any time with or without Good Reason upon at least 30 days' advance written notice of his intention to terminate his employment hereunder.

(ii) "Good Reason" shall mean the occurrence of any of the following events, unless such event is fully corrected within thirty (30) days following written notification by Executive to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below:

(I) a material breach by the Company of any provision of the Employment Agreement including, but not limited to, the assignment to Executive of any duties inconsistent with Executive's position as Chief Executive Officer and Chief Scientific Officer in the Company or the Company's removal of Executive as Chief Executive Officer;

(II) a material adverse alteration in the nature or status of Executive's responsibilities (or, within twelve (12) months following a Change in Control, any adverse alteration in the nature or status of Executive's responsibilities);

(III) the Company's requiring the Executive to be based anywhere other than the metropolitan area where he currently works and resides;

(IV) the Company's failure to obtain an assumption of this Agreement by any successor to substantially all of the business, assets, or ownership of the Company;

(V) if the Company becomes a division or subsidiary of another entity after a Change in Control, the failure to utilize Executive as Chief Executive Officer and Chief Scientific Officer or equivalent position of the parent company or the failure, if within the control of the board of directors of the parent company, to appoint or nominate Executive to be a member of the board of directors of such parent, or, if within that board's or a majority shareholder's control, to elect or appoint him to such position (other, in any case, as a result of his resigning or choosing not to stand for election); or

(VI) a reduction in Executive's then current Base Salary or his Target Bonus,

(VII) any attempted elimination of the medical coverage set forth in Section 4(a) hereof, or,

(VIII) after a Change in Control, the termination or reduction in any material, non-medical employee benefit enjoyed by him (unless in connection with a reduction in such benefits generally applicable to senior executives of the Company).

Executive's right to terminate his employment for Good Reason must be exercised within ninety (90) days after he has knowledge that the Good Reason event has occurred.

6. Salary and Benefits Upon Termination.

(a) Accrued Amounts and Rights. In the event of termination of employment, Executive shall receive all regular Base Salary due up to the date of termination, any accrued but unused vacation (if and to the extent consistent with the Company's policies), any incurred but unreimbursed business expenses, and if it has not previously been paid to Executive, Executive shall be paid any Bonus due to Executive for any fiscal year ending prior to the effective date of such termination, any rights under any benefit or equity plan, program or practice and his rights to indemnification and directors and officers liability insurance (the "Accrued Amounts and Rights"). For purposes of this Section 6, "Base Salary" shall mean Executive's regular rate of pay at the time of termination and shall not include bonus or incentive plans, overtime pay, relocation allowances or the value of any other benefits for which Executive may be eligible and shall be before any deferrals. If such termination is as a result of death, Disability, termination without Cause or termination for Good Reason, Executive shall be entitled to a pro rata Bonus for the year of termination based on actual results for the year with respect to the Company performance factors and on the contribution he made with respect to his individual performance factors during the portion of the year during which Executive was employed, payable when bonuses to other senior executives are paid. No bonus shall be paid for any service after the date employment ends. Executive's stock options and restricted stock shall become partially vested on the date employment ends (together with any further vesting that would have occurred if employment had ended on the Full Notice Date), if and to the extent provided in the terms of their applicable grant agreements or as otherwise permitted by the Company, any remaining unvested stock options and restricted stock shall then immediately expire and be forfeited, and all of his then vested stock options shall be exercisable in accordance with the terms of the applicable grant agreements. Nothing in this Severance Agreement shall be construed as giving Executive any additional rights relating to Options other than those described in the Employment Agreement or the respective grants. Executive's right to severance benefits, if any, shall be governed by the terms of this Agreement.

Section 6 provides the sole and exclusive agreement concerning severance benefits for Executive in the event of a termination and replaces any and all prior plans, policies and practices relating to severance pay that may exist now or may have existed in the past.

(b) Further Effect of Termination on Board and Officer Positions. If Executive's employment ends for any reason, Executive agrees that he will cease immediately to hold any and all officer or director positions he then has with the Company or any subsidiary, absent a contrary direction from the Board (which may include either a request to continue such service or a direction to cease serving upon notice without regard to whether his employment has ended), except to the extent that Executive reasonably and in good faith determines that ceasing to serve as a director would breach his fiduciary duties to the Company. Executive hereby irrevocably appoints the Company to be his attorney to execute any documents and do anything in his name to effect his ceasing to serve as a director and officer of the Company and any subsidiary, should he fail to resign following a request from the Company to do so. A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the authority conferred by this clause will be conclusive evidence that it does so.

(c) Responsibility for Benefits. The Company will pay the entire cost of all benefits provided under Sections 6(a) and 6(d)(i) of this Agreement, solely from its general assets. The benefits made available by those provisions are "unfunded."

(d) Payment of Benefits

(i) In the event Executive's employment is terminated by the Company other than for Cause, Disability, or death or the Executive terminates employment for Good Reason, Executive shall receive the following severance benefits upon his satisfaction of the condition in subsection (e) hereof and subject to subsection (g) hereof: an amount equal to the then current Target Bonus and two times the Executive's Base Salary, with that amount paid over a period of two (2) years commencing on the effective date of termination, (the "Two-year Salary Continuation Period"), as if Executive were still employed during the Two-year Salary Continuation Period and such additional benefits as described in clause (ii) of this Section as set forth below. Severance amounts due under this Section 6(d), if any, shall be reduced by any payments then payable or previously received under Section 4(d).

(ii) In the event Executive's employment is terminated as described in subsection (d)(i) above or by Disability or resignation other than for Good Reason, the Executive and his spouse and dependents shall be entitled to continue to be covered by the Company's group medical plan as described in Section 4(a) hereof. During such coverage (but not beyond the Two-Year Salary Continuation Period), the Company will pay directly the portion of the premiums it paid for him while employed. The parties anticipate that the direct payment of premiums will not be taxable to the Executive, but, if the Internal Revenue Service prevails in a position to the contrary, the Company will pay any income taxes applicable to the payment of the premiums and the payments pursuant to this sentence (but not interest and penalties due from Executive); provided that, to the extent necessary to avoid the imposition of any accelerated or additional tax to the Executive under Section 409A, such payments of income taxes shall be delayed until the day that is six months plus one day after the date Executive's employment (or other service providing role, where applicable) ends (the "New Payment Date") and the aggregate of any such payments that otherwise would have been paid to Executive during the period between the Separation Date and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date.

(e) Conditions to Receipt of Benefits. Upon the occurrence of an event described in Section 6(d) above, Executive will be eligible for severance benefits hereunder only if Executive executes and delivers to the Company a Settlement Agreement and Release of the Company in a form prepared by the Company, which will include a general release of known and unknown claims, a return of Company Property, nondisparagement and a requirement to cooperate regarding any future litigation.

(f) Termination Events Not Covered. Notwithstanding anything to the contrary contained herein, the Company shall not pay Executive severance benefits under this Agreement if:

(i) Executive dies during the term of his employment;

(ii) Executive's employment is terminated for Cause or Disability, as defined herein;

(iii) Executive terminates his employment with Company (including through a notice of nonrenewal) for a reason other than Good Reason as defined herein; or

(iv) Executive revokes his agreement to release the Company from any and all claims related to his employment pursuant to the Settlement Agreement and Release executed in satisfaction of Section 6(e) hereof.

(g) How Severance Benefits Are Paid. The Company will pay severance benefits in installments through the Company's regular payroll procedures in effect at the time of termination of employment; provided, however, the Company shall have the discretion to pay all severance benefits in a lump sum payment within ten (10) days after the expiration of the revocation period set forth in the Settlement Agreement and Release and shall be required to pay in a lump sum (after such ten (10) day period) if the termination is after, or in connection with, a Change in Control. Executive's severance benefits shall be subject to mandatory withholding, including federal, state and local income taxes, as well as FICA and withholding for applicable insurance premiums. Executive acknowledges and agrees that the Company may revise the timing of payments in this Section 6 to the extent necessary to comply with Section 409A of the Internal Revenue Code (the "Code") (although the parties agree that the provisions of this Agreement are not intended to provide deferred compensation subject to such section). In accordance with Section 409A of the Internal Revenue Code of 1986, as amended) any payments that are in the nature of "deferred compensation" will be delayed until the New Payment Date. The aggregate of any payments that otherwise would have been paid to Executive during the period between the termination date and the New Payment Date shall be paid to the Executive in a lump sum on such New Payment Date. Thereafter, the payments that remain outstanding as of the day immediately following the New Payment Date shall be paid ratably without delay over the remaining months in the severance period in accordance with the Company's regular payroll practices.

7. Confidential Information, Non-Solicitation and Non-Competition.

(a) Executive acknowledges and agrees that:

(i) As a result of his employment with the Company, Executive has been and will continue to become knowledgeable of and familiar with the Company's Confidential Information (as defined below), including know-how related to the Company's services, plus the special requirements or preferences of the Company's research, development, marketing, licensing agreements or arrangements and investor relations, so that he would have a competitive advantage against the Company following termination of his employment with the Company absent the protection afforded by the restrictive covenants in this Section 6 of the Executive Employment Agreement (the "Restrictive Covenants");

(ii) The time, territory and scope of the Restrictive Covenants are reasonable and necessary for protection of the Company's legitimate business interests;

(iii) Executive has received sufficient and valuable consideration in exchange for his agreement to the Restrictive Covenants, including but not limited to his salary and benefits under the Executive Employment Agreement, the possibility of salary continuation under the Severance Agreement and any other consideration provided to him under this Agreement;

(iv) Executive agrees that the non-compete covenant of Section 7(c) will not impose undue hardship on Executive or prevent Executive from being able to earn an adequate living following termination of this Agreement;

(v) while the Company employs Executive, he agrees that he will not, without the Board's prior written consent, directly or indirectly, provide services to any other person or organization (except as provided in Section 2(b) hereof). (This prohibition excludes any work performed at the Company's direction.) Executive represents to the Company that he is not subject to any agreement, commitment, or policy of any third party that would prevent him from entering into or performing his duties under this Agreement, and he agrees that he will not enter into any agreement or commitment that would prevent or hinder his performance of duties and obligations under this Agreement, provided that this Section 7(a)(v) shall not limit Executive's accepting future employment while employed hereunder, provided he promptly notifies the Company of such acceptance,

(vi) the parties agree that the Company may request an arbitrator or court to take into account as part of an equitable or other remedy an extension of the time period of protection provided by the Restrictive Covenants for any period of time during which Executive is in violation of such covenants and any period of time required for litigation to enforce such covenants and Executive may oppose any such request, and

(vi) Executive has read and reviewed the Restrictive Covenants before agreeing to the terms of this Agreement

(b) During the Term of Employment and at all times thereafter, Executive shall not, except as he deems necessary or desirable in good faith discretion to perform his duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company. "Confidential Information" shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public or generally known in the industry and that was learned by Executive in the course of his employment by the Company, including (without limitation) (i) any proprietary knowledge, trade secrets, ideas, processes, formulas, cell lines, sequences, developments, designs, assays and techniques, data, formulae, and client and customer lists and all papers, resumes, records (including computer records), (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers (iii) information regarding the skills and compensation of other employees of Company and (iv) the documents containing such Confidential Information. Executive's rolodex and similar address books shall not be deemed Confidential Information if and to the extent they contain only the names and contact information he has personally used while employed (or acquired prior to employment hereunder) and no other information that would otherwise be Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. Upon the termination of employment for any reason whatsoever, Executive shall promptly deliver to the Company all documents, slides, computer tapes and disks (and all copies thereof) containing any Confidential Information.

(c) During the Term of Employment and for the one (1) year thereafter, Executive shall not, directly or indirectly in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee, member of any association or otherwise) engage in, work for, consult, provide advice or assistance or otherwise participate in any activity with respect to a Competing Business, as defined below and except as provided below, provided, however, that the "beneficial ownership" by Executive, either individually or as a member of a "group," as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, (the "Exchange Act") of not more than five percent (5%) of the voting stock of any publicly held corporation shall not be a violation of this Agreement. Executive agrees that the market area for the Company is worldwide and that, by the nature of the business, it operates globally. Executive also expressly agrees that the Company will or would suffer irreparable injury if Executive were to compete with the Company or any subsidiary or affiliate of the Company in violation of this Agreement.

"Competing Business" is defined as the business of the discovery, development, testing, manufacturing, and/or marketing therapeutic components for the treatment of human viral diseases based on a viral fusion protein target and any other business in which the Company may engage or propose to engage during the term of this Agreement, with the proposed businesses being documented by Board minutes or written Company business plans during the Term of Employment.

(d) During the Term of Employment and for one (1) year thereafter, Executive shall not, directly or indirectly, influence or attempt to influence customers or suppliers of the Company or any of its subsidiaries or affiliates, to divert their business to any Competing Business for which subsection (c) would prevent his employment.

(e) Executive recognizes that he will possess confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company. Executive recognizes that the information he will possess about these other employees is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and will be acquired by him because of his business position with the Company. Executive agrees that, during the Term of Employment (except in the good faith performance of his duties), and for a period of one (1) year thereafter, he will not, directly or indirectly, solicit or recruit any employee of the Company for the purpose of being employed by him or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee (provided that, after he ceases to be employed by the Company, he may serve as a reference so long as he is not affiliated with the company receiving the reference) and that he will not at any time convey any such confidential information or trade secrets about other employees of the Company to any other person.

(f) Executive agrees and understands that Company has received, and in the future will receive, from third parties confidential or proprietary information ("Third Party Information") subject to a duty on Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Executive's employment and thereafter, Executive will hold Third Party Information in the strictest of confidence and will not disclose (to anyone other than Company personnel who Executive in good faith determines need to know such information in connection with their work for Company), or use, except in connection with his duties for Company, Third Party Information unless required by legal process.

(g) Inventions

(i) Assignment. Executive hereby assigns to Company all his right, title and interest in and to any and all Inventions (and all patent rights, copyright, trade secret rights and all other rights throughout the world in connection therewith, whether or not patentable or registerable under copyright, trademark or similar statutes), together with all goodwill associated therewith, (all of the foregoing being hereinafter referred to collectively as "Proprietary Rights"), made, conceived, reduced to practice or learned by Executive, either alone or jointly with others, during his period of employment with Company. Inventions assigned under this Section 7 are hereinafter referred to as "Company Inventions". Executive agrees to reasonably assist Company in every reasonably necessary way (but at Company's expense) to obtain or enforce any patents, copyrights or any proprietary rights relating to Company Inventions and to execute all documents and applications necessary to vest in Company's full legal title to such Company Inventions, and Executive agrees to continue this assistance after the termination of his employment with Company. Furthermore, Executive hereby designates and appoints Company and its officers and agents as his agents and attorneys-in-fact to execute and file any certificates, applications or documents and to do all other lawful acts reasonably necessary in the opinion of Company to protect Company's rights in Company Inventions. Executive expressly acknowledges that the foregoing power of attorney is coupled with an interest and is therefore irrevocable and will survive Executive's termination of employment, death or incompetency.

(ii) Government. Executive also will assign to or as directed by Company all his right, title and interest in and to any and all Inventions, full title to which may be required to be in the United States by a contract between Company and the United States or any of its agencies.

(iii) Independent Inventions. Notwithstanding anything in this Agreement to the contrary, Executive's obligation to assign or offer to assign Executive's rights in an Invention to Company will not extend or apply to an Invention that Executive has developed entirely on Executive's own time without using Company's equipment, supplies, facilities or trade secret information unless such Invention: (a) relates to Company's business or actual demonstrably anticipated research or development or (b) results from any work performed by Executive for Company. Executive will bear the burden of proof in establishing that the Invention qualifies for exclusion under this Section 7(g)(iii).

(iv) Assignment of Company Inventions. Executive will reasonably assist Company in every proper way to obtain and from time to time enforce United States and foreign Proprietary Rights related to Company Inventions in any and all countries. Executive's obligation to reasonably assist Company with respect to Proprietary Rights relating to such Company Inventions will continue beyond the termination of Executive's employment, but Company will compensate Executive at a reasonable rate after Executive's termination for the time actually spent by executive at Company's request on such assistance.

Executive hereby waives and quitclaims to Company all claims, of any nature whatsoever, which Executive may or may hereafter have for infringement, including past infringements, of any Proprietary Rights assigned hereunder to Company.

(v) Obligation to Keep Company Informed. During the period of Executive's employment, Executive will promptly disclose to Company fully and in writing, and will hold in trust for the sole right and benefit of Company, any and all Inventions. In addition, after termination of Executive's employment, Executive will disclose any filing of any patent applications by him or on his behalf within a year after termination of such employment.

(vi) Prior Inventions. Inventions, if any, patented or unpatented, which Executive made prior to Executive's commencement of employment with Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, Executive has set forth on the attached Exhibit A, a complete list of all Inventions that Executive has, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of or during Executive's employment with Company, that Executive considers to be Executive's property or the property of the third parties, and Executive wishes to have excluded from the scope of this Agreement. If disclosure of any such Invention on Exhibit A would cause Executive to violate any prior confidentiality agreement with another party, Executive understands that he is not to list such Inventions in Exhibit A but that Executive is to inform Company in writing that all such Inventions have not been listed for that reason.

If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 7 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

8. Return of Company Documents. In the event Executive leaves the employment of Company for whatever reason, Executive agrees to deliver to Company any and all laboratory notebooks, drawings, notes, memoranda, specifications, devices, software, databases, formulas, molecules, cells and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. Executive further agrees that any property situated on Company's premises and owned by Company including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time, with or without notice, for the purpose of protecting Company's rights and interests in its intellectual property.

9. Taxes. All payments to be made to Executive under this Agreement will be subject to any applicable withholding of federal, state and local income and employment taxes.

10. Miscellaneous. This Agreement shall also be subject to the following miscellaneous considerations:

(a) Executive and the Company each represent and warrant to the other that he or it has the authorization, power and right to deliver, execute, and fully perform his or its obligations under this Agreement in accordance with its terms.

(b) This Agreement (including the attached Exhibits) contains a complete statement of all the arrangements between the parties with respect to Executive's employment by the Company. This Agreement supersedes all prior and existing negotiations and agreements between the parties concerning Executive's employment and Executive's employment agreement dated as of August 9, 2005 as amended formally and informally to date. This Agreement can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto.

(c) If any provision of this Agreement or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.

(d) This Agreement shall be governed by and construed in accordance with the internal, domestic laws of the State of North Carolina.

(e) The Company may assign this Agreement to any parent of the Company that owns all of the stock of the Company. The Company may only assign this Agreement to a successor (whether by merger, consolidation, purchase or otherwise) of all or substantially all of the stock, assets or business of the Company and this Agreement shall be binding upon and inure to the benefit of such successors and assigns, provided that such successor promptly delivers to Executive a written assumption of the obligations hereunder. Except as expressly provided herein, Executive may not sell, transfer, assign, or pledge any of his rights or interests pursuant to this Agreement, provided that any amounts due hereunder shall, upon Executive's death, be paid to his estate unless Executive has designated a beneficiary therefor in accordance with any applicable plan.

(f) Any rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under benefit plans of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company-sponsored employee benefit plans. Provisions of this Agreement shall not in any way abrogate Executive's rights under such other plans.

(g) For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or by overnight service or delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at its executive office or the Executive at the address on the records of the Company; provided that all notices to the Company shall be directed to the attention of the Chairman of the Board of Directors with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(h) Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(i) Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

(j) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(k) Executive acknowledges that no representation, promise or inducement has been made other than as set forth in the Agreement, and that he does not enter into this Agreement in reliance upon any representation, promise or inducement not set forth herein. The Agreement supersedes all prior negotiations and understandings of any kind with respect to the subject matter and contains all of the terms and provisions of the agreement between Executive and the Company with respect to the subject matter hereof. Any representation, promise or condition, whether written or oral, not specifically incorporated herein, shall be of no binding effect.

11. Legal and Equitable Remedies. Because the Executive's services are personal and unique, and because the Executive will have access to and become acquainted with Proprietary Rights, Company Inventions and Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief in any court of competent jurisdiction, without prejudice to any other rights and remedies that Company may have for a breach of this Agreement.

12. Survival of Provisions. The executory provisions of this Agreement will survive the termination of this Agreement or the assignment of this Agreement by Company to any successor in interest or other assignee. For this purpose, executory provisions include but are not limited to the medical coverage described in Section 4(a) (other than in the event of a termination for Cause).

13. Resolution of Disputes. Except as otherwise specifically provided in Section 11 above, any dispute or controversy arising under or in connection with this Agreement and/or the Severance Agreement shall be settled exclusively by arbitration administered by the American Arbitration Association and conducted before one arbitrator in Raleigh, Wake County, North Carolina, all in accordance with its Commercial Arbitration rules then in effect. The Company and Executive hereby agree that the arbitrator will not have the authority to award punitive damages, damages for emotional distress or any other damages that are not contractual in nature. Judgment shall be final and binding upon the parties and judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation or the continuation thereof, of the provisions of Section 7 of this Agreement, and Executive consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond except to the extent otherwise required by applicable law.

14. Legal Fees. Company shall pay the reasonable legal fees incurred in connection with the negotiation of this Agreement, to a limit of $10,000. In the event of any dispute in connection with this Agreement, including the Severance Agreement, if the arbitrator or judge, as the case may be, determines that the Executive has prevailed in such dispute, the Executive shall be awarded his reasonable legal fees, disbursements and costs; provided that if the arbitrator or judge determines that the Company has prevailed and that the dispute by the Executive was frivolous or brought in bad faith, the Company shall instead be awarded its reasonable legal fees, disbursements and costs.

15. Indemnification. The Executive shall be indemnified to the fullest extent permitted by law with regard to actions or inactions taken as an officer or director of the Company or any affiliate or as a fiduciary of any benefit plan. The Executive shall be covered by directors and officers liability insurance with regard to the foregoing to the highest extent of any other officer or director both during his service to the Company and thereafter while any liability may exist.

16. Excise Tax Gross Up. In the event that Executive would be subject to an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), as a result of any transaction involving the Company or its stock, Exhibit B shall apply.

Signatures on Page Following

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE TRIMERIS, INC.
By: /s/ Dani P. Bolognesi Name: Dani P. Bolognesi	By: /s/ Jeffrey M. Lipton Name: Jeffrey M. Lipton Title: Chairman of the Board

By: /s/ E. Gary Cook Name: E. Gary Cook Title: Chairman of the Compensation Committee

EXHIBIT A

TO

EXECUTIVE EMPLOYMENT AGREEMENT

The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by Company and therefore should be excluded from the coverage of this Agreement:

__X_ Additional sheets attached.

____ No pertinent inventions or improvements.

____ Due to confidentiality agreements with one or more prior employers, I cannot disclose certain inventions that would otherwise be included on the above-described list.

I propose to bring to my employment the following devices, materials and documents of a former employer or other person to whom I have an obligation of confidentiality and that are not generally available to the public. These materials and documents may be used in my employment pursuant to the express written authorization of my former employer or such other person (a copy of which is attached hereto). If no such authorization is in place, I will consult with Company management to determine what steps should be taken to protect the interests of all parties concerned.

___ Additional sheets attached.

__X__ No material.

EXECUTIVE:

/s/ Dani P. Bolognesi

Dani P. Bolognesi

Date: March 9, 2007

Attachment to Exhibit A

(Prior Inventions)

  7037645, May 2, 2006 , Methods for identification of CDS8+ suppressor molecules, Bolognesi, Dani P. - Durham, North Carolina, United States (US); Greenberg, Michael L - Durham, North Carolina, United States (US); Lacey, Simon F - Azusa, California, United States (US); Tomaras, Georgia D - Durham, North Carolina, United States (US); Weinhold, Kent J. - Durham, North Carolina, United States (US), 071349 (10), Duke University, Durham, North Carolina, United States (US), United States company or corporation (02)
  6586174, July 1, 2003 , Suppressor of HIV-1 replication and transcription, Bolognesi, Dani P. - Durham, North Carolina, United States (US); Chen, Chin-Ho - Durham, North Carolina, United States (US); Greenberg, Michael - Durham, North Carolina, United States (US); Weinhold, Kent - Durham, North Carolina, United States (US); Lacey, Simon F. - Durham, North Carolina, United States (US), 450141 (09), Duke University, Durham, North Carolina, United States (US), United States company or corporation (02)
  6528308, March 4, 2003 , Suppressor of HIV replication and transcription, Bolognesi, Dani P. - Durham, North Carolina, United States (US); Greenberg, Michael L. - Durham, North Carolina, United States (US); Lacey, Simon F. - Azusa, California, United States (US); Tomaras, Georgia D. - Durham, North Carolina, United States (US); Weinhold, Kent J. - Durham, North Carolina, United States (US), 527320 (09), August 8, 2000 - ASSIGNMENT OF ASSIGNORS INTEREST (SEE DOCUMENT FOR DETAILS)., DUKE UNIVERSITY BOX 90083 230 NORTH BUILDING, RESEARCH DRIVEDURHAM, NORTH CAROLINA, 27708, Reel and Frame Number: 011125/0217, Duke University, Durham, North Carolina, United States (US), United States company or corporation (02)
  6290963, September 18, 2001 , Anti-HIV compositions containing native and recombinant peptides, Fischinger, Peter J. - Baltimore, Maryland, United States (US); Wong-Stall, Flossie - Rockville, Maryland, United States (US); Gallo, Robert C. - Bethesda, Maryland, United States (US); Matthews, Thomas J. - Durham, North Carolina, United States (US); Bolognesi, Dani P. - Durham, North Carolina, United States (US); Robey, Gerard W. - Third Lake, Illinois, United States (US); Krohn, Kai - Tampere, Finland (FI); Ranki, Annamarie - Tampere, Finland (FI), 314664 (07), October 4, 1993 - ASSIGNMENT OF ASSIGNORS INTEREST (SEE DOCUMENT FOR DETAILS)., UNITED STATES OF AMERICA, THE, AS REPRESENTED BY THE SECRETARY OF THE DEPARTMENT OF HEALTH AND HUMAN SERVICES NATIONAL INSTITUTES OF HEALTH OFFICE OF TECHNOLOGY TRANSFER SOLAR BUILDING 6011 EXECUTIVE BOULEVARD, SUITE 325ROCKVILLE, MARYLAND, 20852, Reel and Frame Number: 006726/0482, The United States of America as represented by the Secretary of the Department of Health and Human S, Washington, District of Columbia, United States (US), United States government (06)
  5861490, January 19, 1999 , Suppressor of HIV replication and transcription, Bolognesi, Dani P. - Durham, North Carolina, United States (US); Chen, Chin-Ho - Durham, North Carolina, United States (US); Greenberg, Michael - Durham, North Carolina, United States (US); Weinhold, Kent - Durham, North Carolina, United States (US); Lacey, Simon F. - Durham, North Carolina, United States (US), 471430 (08), December 6, 1995 - ASSIGNMENT OF ASSIGNORS INTEREST (SEE DOCUMENT FOR DETAILS)., DUKE UNIVERSITY MEDICAL CENTERDURHAM, NORTH CAROLINA, Reel and Frame Number: 007739/0342, Duke University Medical Center, Durham, North Carolina, United States (US), United States company or corporation (02)
  5814519, September 29, 1998 , Supressor of HIV-1 replication and transcription, Bolognesi, Dani P. - Durham, North Carolina, United States (US); Chen, Chin-Ho - Durham, North Carolina, United States (US); Greenberg, Michael - Durham, North Carolina, United States (US); Weinhold, Kent - Durham, North Carolina, United States (US); Lacey, Simon F. - Durham, North Carolina, United States (US), 488527 (08), Duke University Mdeical Center, Durham, North Carolina, United States (US), United States company or corporation (02)
  5627023, May 6, 1997 , Suppressor of HIV replication and transcription, Bolognesi, Dani P. - Durham, North Carolina, United States (US); Chen, Chin-Ho - Chapel Hill, North Carolina, United States (US); Greenberg, Michael L. - Durham, North Carolina, United States (US); Weinhold, Kent - Durham, North Carolina, United States (US), 038387 (08), June 29, 1993 - ASSIGNMENT OF ASSIGNORS INTEREST (SEE DOCUMENT FOR DETAILS)., DUKE UNIVERSITY ERWIN ROADDURHAM, NORTH CAROLINA, 27706, Reel and Frame Number: 006595/0604, Duke University, Durham, North Carolina, United States (US), United States company or corporation (02)

EXHIBIT B

TO

EXECUTIVE EMPLOYMENT AGREEMENT

EXCISE TAX GROSS UP

(a) In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive at the time specified in subsection (d) below (x) an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments and (y) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-Up Payment in the Executive's adjusted gross income multiplied by the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.

Notwithstanding the foregoing, if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that if the Company Payments (other than that portion valued under Treasury Regulation Section 1.280G, Q&A 24(c)) (the "Cash Payments") are reduced by the amount necessary such that the receipt of the Company Payments would not give rise to any Excise Tax (the "Reduced Payment") and the Reduced Payment would not be less than 95% of the Cash Payment, then no Gross-Up Payment shall be made to the Executive and the Cash Payments, in the aggregate, shall be reduced to the Reduced Payments. If the Reduced Payments is to be effective, payments shall be reduced in the following order (1) acceleration of vesting of any stock options for which the exercise price exceeds the then fair market value, (2) any cash severance based on a multiple of Base Salary or Bonus, (3) any other cash amounts payable to the Executive, (4) any benefits valued as parachute payments; and (5) acceleration of vesting of any equity not covered by (1) above, unless the Executive elects another method of reduction by written notice to the Company prior to the change of ownership or effective control.

In the event that the Internal Revenue Service or court ultimately makes a determination that the excess parachute payments plus the base amount is an amount other than as determined initially, an appropriate adjustment shall be made with regard to the Gross-Up Payment or Reduced Payment, as applicable to reflect the final determination and the resulting impact on whether the preceding paragraph applies.

(b) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants or the Company (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments," including giving effect to the recalculation of stock options in accordance with Treasury Regulation Section 1.280G-1, Q&A 33, represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. To the extent permitted under Revenue Procedure 2003-68, the value determination shall be recalculated to the extent it would be beneficial to the Executive, at the request of the Executive. In the event that the Accountants are serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive may appoint another nationally recognized accounting firm to make the determinations hereunder (which accounting firm shall then be referred to as the "Accountants" hereunder in substitution for the prior Accountants). All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and the Executive at such time as it is requested by the Company or the Executive. If the Accountants determine that payments under this Agreement must be reduced pursuant to this paragraph, they shall furnish the Executive with a written opinion to such effect. The determination of the Accountants shall be final and binding upon the Company and the Executive.

(c) For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive's claim for refund or credit is denied.

In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(d) The Gross-up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Executive, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(e) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive's representative shall cooperate with the Company and its representative.

(f) The Company shall be responsible for all charges of the Accountant.

(g) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this provision.

(h) Nothing in this Exhibit is intended to violate the Sarbanes-Oxley Act and to the extent that any advance or repayment obligation hereunder would do so, such obligation shall be modified so as to make the advance a nonrefundable payment to you and the repayment obligation null and void.